 As filed with the Securities and Exchange Commission on January 8, 2001.
                                                     Registration No. 333-91819.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                      POST-EFFECTIVE AMENDMENT NO. 2
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            MindArrow Systems, Inc.
                        (formerly eCommercial.com, Inc.)
               (Exact name of registrant as specified in charter)

                                ---------------

             Delaware                               7372                            77-0511097
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                           101 Enterprise, Suite 340
                         Aliso Viejo, California 92656
                           Telephone: (949) 916-8705
   (Address, including ZIP code and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Michael R. Friedl
                            Chief Financial Officer
                            MindArrow Systems, Inc.
                           101 Enterprise, Suite 340
                         Aliso Viejo, California 92656
                           Telephone: (949) 916-8705
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                         Attention: J. Jay Herron, Esq.
                             Andor D. Terner, Esq.
                              Loren J. Weber, Esq.
                             O'Melveny & Myers LLP
                            114 Pacifica, Suite 100
                            Irvine, California 92618
                           Telephone: (949) 737-2900

                                ---------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                ---------------

   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II:

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13: Other Expenses of Issuance and Distribution

   The estimated expenses payable in connection with the issuance and distribution of the securities being registered are as follows:

   SEC registration fee............................................... $ 26,486
   Legal fees and expenses............................................  175,000
   Accounting fees and expenses.......................................  100,000
   Printing and engraving expense.....................................  110,000
   Transfer agent fees and expenses...................................   10,000
   Miscellaneous......................................................    5,000
                                                                       --------
     TOTAL............................................................ $426,486
                                                                       ========

   Except for the SEC registration fee, the above amounts are estimated. The selling stockholders shall not bear any of the above expenses.

Item 14: Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   As permitted by Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation includes a provision that limits a director's personal liability to us or our stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article VII of our Amended and Restated Certificate of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

   As permitted by Section 145 of the DGCL, our Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by us with respect thereto. Article VII of our Bylaws provides for the indemnification of our officers, directors, employees and agents if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

   We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers. We also entered into agreements to indemnify our directors, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Bylaws.

Item 15: Recent Sales of Unregistered Securities

   Transactions prior to April 1999 were initiated by Wireless Netcom and its predecessor company, Rubicon Sports. As described in the following paragraphs, all preferred shares and convertible debt balances were converted into common stock upon the merger of Wireless Netcom and eCommercial California in April 1999. As of December 18, 2000, we had only Series B and Series C preferred stock and common stock outstanding.

   In June 1998, we undertook a private offering of non-interest bearing Promissory Notes (the "Notes") maturing twelve months from the date of issuance. Originally, the Notes were convertible into common stock by each investor no earlier than thirty days following commencement of trading of our common stock on the OTC Bulletin Board. We received subscriptions totaling $500,000 from 11 individual and 3 institutional accredited investors. The investors were Dallas Self, Rick Self, Richard Hennig, Sport of Kings, Carolyn Peterson, IRA, Peterson Family Trust, Marta Modine Solomon, Wilson Peterson, IRA, ICB, Anthony Romano, III, Kirk Olson, Grant Weststeyn, Wagnon and Marguerite Rogers. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In July 1998, we undertook a $500,000 private offering of 6% Convertible Promissory Notes to six individual accredited investors. The investors were Richard Self, Kirk Rand Olson, Anthony N. Romano, III, Pablo & Rhonda Fernandez, Barry & Mrs. Cheryl Christian and Larry W. Fuqua. Originally, the Notes matured twelve months from the date of issuance and were convertible into common stock thirty days following commencement of trading of our common stock on the OTC Bulletin Board. The number of shares into which the Notes were convertible was determined by dividing the dollar amount of such amount by the preceding five day average closing bid price of the shares, discounted by twenty percent, as quoted on the OTC Bulletin Board. Concurrent with the merger of Wireless Netcom and eCommercial California, these Notes were converted into 166,667 shares of our common stock.

   In April 1999, we undertook a private placement of our common stock, at prices from $1 to $4 per share to 2 institutional and 22 individual accredited investors, all of whom are included in the selling Shareholders section of the prospectus. ("April 1999 Offering"). The April 1999 Offering was made pursuant to the exemptions from registration provided by Section 4(2) of the Act, and Rule 506 promulgated thereunder, and the applicable blue sky laws. We received proceeds of $942,404 and issued 475,118 shares of common stock thereunder. The April 1999 Offering closed in May 1999.

   In April 1999, we issued warrants to purchase 5,200 shares of our common stock to Comerica Bank, in exchange for extended repayment terms related to liabilities we acquired in the acquisition of Zap International. The warrants are exercisable at $5 per share, expire in April 2004, and were issued pursuant to the exemptions from registration provided by Section 4(2) of the Act. At the date of grant, the fair value of the warrants was $1,508.

   In May 1999, we issued warrants to purchase 15,000 shares of our common stock to Zachary Hanson, Jordan Hanson, and Clarke Hanson, as an inducement to become an early customer. The warrants are exercisable at $11.25 per share, expire in May 2001, and were issued pursuant to the exemptions from registration provided by Section 4(2) of the Act. At the date of grant, the fair value of the warrants was $25,950.

   From April through July 1999, we issued 69,859 shares of our common stock to Lockheed Martin Corporation, Four Winds Trading Corp. and eight individuals in exchange for consulting and advisory services. The consultants include Adrian Turcotte, Robert Petersen, Barry Gott, David Jackson, Jeff Olander, Ed Roberts,

David Hodkinson and John McMains. The shares were issued pursuant to the exemptions from registration provided by Section 4(2) of the Act. Compensation expense of $294,068 was recognized upon issuance of the shares.

   From April 1999 through September 1999, we issued warrants for the purchase of 231,000 shares of our common stock to nine accredited investors in exchange for financial consulting and advisory services. The warrants have prices ranging from $1 to $10 per share, vesting terms based on achieving various performance criteria and expire at various dates through July 2005. The warrants were issued to Jeff Gold, Mark Rice, Irl Nathan, Laird Kagan, Jim Kaplan, Eric Eisenberg, David Jackson, Kathy Rocklen and Richard Brown. The warrants were issued pursuant to the exemptions from registration provided by
Section 4(2) of the Act. We recognize compensation expense based on the fair value of the warrants as computed using the Black-Scholes option pricing model. The Company has recognized compensation expense of $1,904,628 for these warrants. As of December 18, 2000, 42,793 of these warrants had been forfeited.

   In July 1999, we undertook a private placement of our Series B preferred stock, at a price of $8 per share to 26 institutional and 161 individual accredited investors, all of whom are included in the selling Shareholders section of the prospectus. ("July 1999 Offering"). The July 1999 Offering was made pursuant to the exemptions from registration provided by Section 4(2) of the Act, and Rule 506 promulgated thereunder, and the applicable Blue Sky laws. We received proceeds of $10,153,473 and issued 1,388,073 shares of Series B preferred stock and 635,091 warrants thereunder. We also issued an option to purchase an additional 125,000 shares of Series B preferred at $8.00 per share and receive an additional 12,500 warrants, expiring March 31, 2000. The option was exercised on March 24, 2000. The July 1999 Offering closed in December 1999.

   From October 1999 through August 2000, we issued warrants for the purchase of 1,136,000 shares of our common stock to 24 accredited investors in exchange for financial consulting and advisory services. The warrants bear prices ranging from $5.25 to $30 per share, have vesting terms of up to three years and expire at various dates through August 2006. The warrants were issued to Robert Keefe, Robert Smith, Jack Hazzard, Michael Levy, Ken Mullins, Robert Fish, Anthony Cosentino, Netimpact, The Gingrich Group, Daniel Tellup, Ruffin Cordell, Charles Preston, Pierre Stroh, Andrew Whitmark, John Ratzenberger, Timothy McMullen, Kevin Temple, Peter Wilson, Kimberly Norton, Online Research Partners, Dan Shapero, KSH Investment Group, Privet Row, Inc., and Highline Capital Partners. The warrants were issued pursuant to the exemptions from registration provided by Section 4(2) of the Act. We recognize compensation expense based on the fair value of the warrants as computed using the Black-Scholes option pricing model. The Company has recognized compensation expense of $1,675,198 for these warrants. As of December 18, 2000, 96,667 of these warrants had been forfeited.

   In March 2000, we undertook a private placement of our Series C preferred stock, at a price of $25 per share to 11 institutional and 6 individual accredited investors ("March 2000 Offering"). The investors were Patricia Quick, Highline Capital International, Highline Capital Partners LP, Thomas Quick and Leslie Quick JT TEN, Lorenzo Bettino, Cahan Family Holdings LLC, Point West Ventures, International Network Group, Gregory Shlopak, Privet MindArrow Partners LP, Kevin & Ulla Parker JT WROS, Timothy McMullen, Gabelli Global Growth Fund, Gabelli Mighty Mites Fund, PSINet Consulting Solutions Holdings, Inc., United Investors Group, and AC-eCom Two LP. The March 2000 Offering was made pursuant to the exemptions from registration provided by
Section 4(2) of the Act, and Rule 506 promulgated thereunder, and the applicable Blue Sky laws. We received proceeds of $18,144,375 and issued 725,775 shares of Series C preferred stock and 145,156 warrants thereunder. The March 2000 offering closed in April 2000.

   In April 2000, we issued 150,000 shares of our common stock in connection with our acquisition of 90% of the outstanding common stock of Fusionactive.com Limited, our Hong Kong-based subsidiary. The shares were issued to Arch International Group Limited, Jamo Lo Ka Chue, Tracy Yau Yuet Ling, Intellectual Partners Limited, Alex Lee Ping Kee and Xiao Feng Group Limited, who were the shareholders of Fusionactive and all of whom are included in the selling shareholders section of the prospectus. The shares were issued pursuant to the exemptions from registration provided by Section 4(2) of the Act. The shares were valued at $2,625,000 at the time of issuance.

Item 16: Index To Exhibits and Financial Statement Schedules

 Exhibit No.                            Description
 -----------                            -----------
   2.1*      Agreement and Plan of Merger, dated as of March 31, 2000, between
             MindArrow Systems, Inc. and eCommercial.com, Inc.
   2.2*      Stock Purchase Agreement--Fusionactive.com, Ltd.
   3.1*      Amended and Restated Certificate of Incorporation of the
             Registrant
   3.2*      Bylaws of the Registrant
   4.1*      Investor Rights Agreement
   4.2*      Form of Registrant's Common Stock Certificate
   4.3*      Form of Registrant's Series B Preferred Stock Certificate
   4.4*      Form of Common Stock Warrant
   5.1*      Opinion on Legality
   9.1*      Voting Agreement
  10.1*      Stock Purchase Agreement, dated as of April 16, 1999, between the
             Company and Shareholders of Zap International
  10.2*      Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the Shareholders of eCommercial.com, Inc.
  10.3*      Consulting Agreement--Thomas J. Blakeley
  10.4*      Employment Agreement--Robert I. Webber
  10.5*      Consulting Agreement--Eric A. McAfee
  10.6*      Form of Change in Control Executive Retention Agreement
  10.7*      Registrant's 1999 Stock Option Plan
  10.8*      Agreement between Registrant and Eric A. McAfee regarding Voxel
  10.9*      Form of Indemnification Agreement between Registrant and each of its directors
  10.10*     Lease Agreement--Aliso Viejo, California
  10.11*     Sublease Agreement--Cupertino, California
  10.12*     Strategic Relationship Agreement between Registrant and Onex
             Ventures LLC
  10.13      Registrant's 2000 Stock Option Plan
  23.1*      Consent of Experts (Grant Thornton LLP)
  23.2*      Consent of Experts (Grant Thornton, Hong Kong)
  23.3*      Consent of Counsel (see Exhibit 5.1)
  24.1*      Power of Attorney

--------
*  Previously filed

Item 17: Undertakings

   We hereby undertake to:

  1. File, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

    (c) Include any additional or changed material information on the plan of distribution;

  2. For determining liability under the Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

  3. File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   For the purpose of determining any liability under the Securities Act, the company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

   For the purpose of determining any liability under the Securities Act, we will treat such post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on January 8, 2001.

                                          MindArrow Systems, Inc.

                                                  /s/ Robert I. Webber
                                          By___________________________________
                                                     Robert I. Webber
                                                  Chief Executive Officer

   IN WITNESS WHEREOF, each of the undersigned has exercised this power of attorney as of the date indicated.

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Co-Chairman of the Board       January 8, 2001
____________________________________
         Thomas J. Blakeley


                 *                   Co-Chairman of the Board       January 8, 2001
____________________________________
           Eric A. McAfee

       /s/ Robert I. Webber          Chief Executive Officer,       January 8, 2001
____________________________________  President, (Principal
          Robert I. Webber            Executive Officer), and
                                      Director

                 *                   Director                       January 8, 2001
____________________________________
            John Troiano

                                     Director                       January  , 2001
____________________________________
          Joel Schoenfeld

                                     Director                       January  , 2001
____________________________________
          Thomas C. Quick

      /s/ Michael R. Friedl          Chief Financial Officer,       January 8, 2001
____________________________________  Treasurer (Principal
         Michael R. Friedl            Financial and Accounting
                                      Officer)


 *By:   /s/ Michael R. Friedl
____________________________________
          Michael R. Friedl
          Attorney-in-fact

 Exhibit No.                            Description
 -----------                            -----------
   2.1*      Agreement and Plan of Merger, dated as of March 31, 2000, between
             MindArrow Systems, Inc. and eCommercial.com, Inc.
   2.2*      Stock Purchase Agreement--Fusionactive.com, Ltd.
   3.1*      Amended and Restated Certificate of Incorporation of the
             Registrant
   3.2*      Bylaws of the Registrant
   4.1*      Investor Rights Agreement
   4.2*      Form of Registrant's Common Stock Certificate
   4.3*      Form of Registrant's Series B Preferred Stock Certificate
   4.4*      Form of Common Stock Warrant
   5.1*      Opinion on Legality
   9.1*      Voting Agreement
  10.1*      Stock Purchase Agreement, dated as of April 16, 1999, between the
             Company and Shareholders of Zap International
  10.2*      Merger Agreement, dated as of April 19, 1999, between Wireless
             Netcom, Inc. and the Shareholders of eCommercial.com, Inc.
  10.3*      Consulting Agreement--Thomas J. Blakeley
  10.4*      Employment Agreement--Robert I. Webber
  10.5*      Consulting Agreement--Eric A. McAfee
  10.6*      Form of Change in Control Executive Retention Agreement
  10.7*      Registrant's 1999 Stock Option Plan
  10.8*      Agreement between Registrant and Eric A. McAfee regarding Voxel
  10.9*      Form of Indemnification Agreement between Registrant and each of its directors
  10.10*     Lease Agreement--Aliso Viejo, California
  10.11*     Sublease Agreement--Cupertino, California
  10.12*     Strategic Relationship Agreement between Registrant and ONEX
             Ventures LLC
  10.13      Registrant's 2000 Stock Option Plan
  23.1*      Consent of Experts (Grant Thornton LLP)
  23.2*      Consent of Experts (Grant Thornton, Hong Kong)
  23.3*      Consent of Counsel (see Exhibit 5.1)
  24.1*      Power of Attorney

--------
*  Previously filed